Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 85 to Registration Statement No. 811-04861 on Form N-1A of our report dated November 12, 2014 relating to the financial statements and financial highlights of Fidelity Money Market Central Fund, a fund of Fidelity Garrison Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Garrison Street Trust for the year ended September 30, 2014, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 21, 2014